Exhibit 10.1

Execution Version

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is entered into as of November 20, 2012 by and between Bluefly, Inc., a Delaware corporation (the “Company”), and Kara Jenny (the “Executive”).

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Executive and the Company have mutually agreed to terminate the Executive’s employment relationship with the Company upon the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1.             Termination of Employment. The Executive’s employment and position as an officer, director or manager with the Company and each of its affiliates, including without limitation the Executive’s position as Chief Financial Officer of the Company, shall terminate effective as of December 31, 2012 unless earlier terminated by the Company under Section 7(a) of the Third Amended and Restated Employment Agreement dated as of May 3, 2011 by and between the Company and the Executive (such agreement, the “Employment Agreement” and the date on which the Executive’s employment with the Company terminates, the “Separation Date”). During the period commencing on the date first set forth above and ending on the Separation Date (the “Transition Period”), the Executive shall continue to be employed by the Company on a full-time basis pursuant to the terms and conditions of the Employment Agreement. Effective as of the Separation Date, all benefits and perquisites of employment, whether pursuant to the Employment Agreement or otherwise, shall immediately cease except for the Executive’s rights to (i) base salary earned through the Separation Date; (ii) unreimbursed business expenses incurred prior to the Separation Date that are otherwise reimbursable in accordance with Company policy; (iii) any vested benefits earned by the Executive under any employee benefit plan of the Company or its affiliates under which she was participating immediately prior to the Separation Date (including but not limited to continuation of vesting of stock options and unpaid vacation/paid time off, in each case, through the Separation Date), with such benefits to be provided in accordance with the terms of the applicable employee benefit plan; and (iv) any payments or benefits to which the Executive may be entitled pursuant to Section 2 of this Agreement. The Executive acknowledges and agrees that, effective as of the Separation Date, the Employment Agreement shall terminate, provided that Sections 6 and 8 of the Employment Agreement (together with such other provisions as may be necessary to give effect thereto) shall survive the Separation Date in accordance with their terms.

2.             Severance Benefits and Consulting Fee. In consideration of the Executive’s release of claims set forth in Section 4 below and in Exhibit A, as well as the Executive’s continuing employment by the Company during the Transition Period and the Executive’s provision of the consulting services in accordance with Section 3 below, the Company shall provide to the

Executive the two months of severance pay described in Section 2(a) below and the benefits described in 2(b) and 2(c) below (the “Severance Benefits”) and pay to the Executive the four months of consulting fees described in Section 2(a) below (the “Consulting Fee”), subject to: (i) the Executive’s execution and non-revocation of this Agreement; (ii) the Executive’s execution, after the Separation Date but by no later than the 21st day after the Separation Date, of the general release of claims attached hereto as Exhibit A (the “Release”) and the Executive’s non-revocation of the Release; and (iii) the Executive’s continued compliance with Sections 6 and 8 of the Employment Agreement and Section 3 below. Notwithstanding the foregoing, in the event that the Executive’s employment is terminated by the Board of Directors for cause under Section 7(a)(v) of the Employment Agreement or by reason of the Executive’s voluntary resignation (other than a Constructive Termination as defined in Section 7(a)(iii) of the Employment Agreement) before December 31, 2012, the Executive shall immediately forfeit the Executive’s right to receive the Severance Benefits and the Consulting Fee. Subject to the conditions set forth above, the Executive shall be entitled to:

a.           Severance pay equivalent to two months' base salary plus consulting fees equivalent to four months' base salary, together totaling an aggregate amount of $150,000, payable through payroll in six equal monthly installments of $25,000, less applicable withholdings, beginning on the first payroll date of the Company practicable after the Separation Date;

b.           During the six month period following the Separation Date, reimbursement for the Executive’s and her eligible dependents’ COBRA premiums; and

c.           Accelerated vesting as of the Separation Date of any unvested stock options that, but for the termination of the Executive’s employment, would have vested within six months following the Separation Date, with all stock options vested as of the Separation Date (whether pursuant to this provision or otherwise) remaining exercisable for a period equal to the lesser of (x) one year following the Separation Date and (y) the remaining term of the stock option.

All reimbursements hereunder shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and in all events such reimbursement shall be paid to the Executive on or before the last day of the taxable year following the taxable year in which the expense is incurred and shall not be subject to liquidation or exchange for any other benefit. All amounts payable hereunder shall be subject to applicable tax withholdings and deductions.

3.             Transition Consulting. Executive shall provide reasonable cooperation and assistance for a period up to four months after the Separation Date, at the request of any member of the Compensation Committee, the Chairman of the Audit Committee or any other member of the Board of Directors involved in appointing a successor chief financial officer or their respective designee(s), in connection with the transition of Executive’s duties. It is understood and agreed such consulting engagement is not for a fixed or minimum commitment of time by Executive. Such transition consulting shall be provided on a non-exclusive basis, and the amounts set forth

2

in Section 2 shall be payable in full regardless of whether Executive accepts employment or performs services with any third party employer or entity (subject to Executive’s continuing obligations under the Employment Agreement).

4.             Executive Release. In consideration for the Severance Benefits and the Consulting Fee, which the Executive acknowledges she would not otherwise be entitled to receive absent execution of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive on behalf of herself and her heirs, executors, administrators, and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors and employees, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims”) which the Executive and her heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising at any time from the beginning of the world to the date hereof, including but not limited to any and all Claims arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to claims under the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York Human Rights Law, the New York City Human Rights Law and the New York Whistleblower Protection Act, and any other equivalent or similar federal, state, or local statute. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied. Notwithstanding the foregoing, the Claims released above shall not include any Claims that the Executive may have with respect to (i) payment of the Severance Benefits and the Consulting Fee, (ii) payment of any other amounts set forth under Section 1 above, (iii) any claims for enforcement of this Agreement or otherwise arising after the date Executive signs this Agreement, or (iv) any continuing rights for indemnification under any indemnification agreement, insurance policy or program of the Company or its affiliates, or charter or bylaws of the Company in effect as of the Separation Date. The Executive represents and warrants that she fully understands the terms of this Agreement, and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as her own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this Agreement, she will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

3

5.             Agreement not to File or Participate in Actions. The Executive represents and warrants that she has not filed, and will not initiate, or cause to be initiated on her behalf, any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any Claims barred or released in this Agreement by her, and will not voluntarily participate in such a proceeding. However, nothing in this Agreement shall preclude or prevent the Executive from filing a claim which challenges the validity of this Agreement solely with respect to the Executive’s waiver of any Claims arising under the ADEA, nor shall this Agreement preclude or prevent the Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or similar state or local agency. The Executive shall not accept any relief obtained on her behalf by any government agency, private party, class, or otherwise with respect to any Claims covered by this Agreement.

6.             Review and Revocation Period. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT. The Executive may take twenty-one (21) days following the date first set forth above to consider whether to execute this Agreement. Upon the Executive’s execution of this Agreement, the Executive will have seven (7) days after such execution in which she may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this Agreement shall become binding and effective on the eighth (8th) day after the execution hereof. Any notice given hereunder shall be made in accordance with Section 12 of the Employment Agreement.

7.             Return of Company and Executive Property. The Executive shall, within ten (10) days after the Separation Date, return all property of the Company and/or its affiliates in her possession or control. The Company agrees that the Executive will be entitled to retain her personal papers, contact lists and other personal materials to the extent that such items do not contain confidential information about the Company or its affiliates and will make reasonable arrangements for the Executive to collect such materials from her office.

8.             Announcements; Non-Disparagement. There will be an initial disclosure on Form 10-Q of the termination of the Executive’s employment and the terms of this Agreement, which the Executive will have an opportunity to review in advance. Thereafter, the Company will not make any public announcement or internal disclosure to its employees concerning the circumstances of the termination of the Executive’s employment inconsistent with such initial disclosure. The Executive hereby agrees not to make any statements or announcements, whether oral or written, including in any interview or social media channel, which are intended, or would reasonably be expected, to harm the Company or any of its officers, directors or employees, or its or their reputation. The Company hereby agrees not to make, or permit any officer or director of the Company to make, any statements or announcements, whether oral or written, including in any interview or social media channel, which are intended, or would reasonably be expected, to harm the Executive or her reputation. Notwithstanding the foregoing, nothing in this Section 8 or

4

elsewhere in this Agreement shall prohibit any party from making any statement or disclosure to the extent required under the federal securities laws or other applicable laws.

9.             Governing Law; Disputes; Other. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, irrespective of the principles of conflicts of law applicable therein. Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the federal and State courts located in New York, New York, and each of the parties hereto hereby irrevocably submits to such jurisdiction and waives any objection to such venue.

10.           Severability. The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.

11.           Entire Agreement; Counterparts. This Agreement (and the provisions of the Employment Agreement that survive the Separation Date) is the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements with respect to the subject matter hereof. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*     *     *     *     *

5

THE UNDERSIGNED, INTENDING TO BE LEGALLY BOUND BY THE FOREGOING TERMS, HEREBY APPLIES HIS OR HER SIGNATURE VOLUNTARILY AND WITH FULL UNDERSTANDING OF THE TERMS OF THIS AGREEMENT AND EXECUTES THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE.

BLUEFLY, INC.		KARA JENNY

/ s / Joseph C. Park		/ s / Kara Jenny

Name:	Joseph C. Park
Title:	Chief Executive Officer

6

Exhibit A

General Release of Claims

 (“Release”)

In consideration for the Severance Benefits and the Consulting Fee (as defined in the Separation Agreement and Release of Claims by and between Bluefly, Inc., a Delaware corporation (the “Company”) and Kara Jenny (the “Executive”), dated as of November 20, 2012 (the “Separation Agreement”)) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive on behalf of herself and her heirs, executors, administrators, and assigns, releases and discharges the Company and its past, present and future subsidiaries, divisions, affiliates and parents, and their respective current and former officers, directors and employees, and their respective successors and assigns, and any other person or entity claimed to be jointly or severally liable with the Company or any of the aforementioned persons or entities (the “Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Claims”) which the Executive and her heirs, executors, administrators, and assigns have, had, or may hereafter have, against the Released Parties or any of them arising at any time from the beginning of the world to the date hereof, including but not limited to any and all Claims arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law relating to the Executive’s employment by the Company and the cessation thereof, including but not limited to claims under the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000 et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the New York Human Rights Law, the New York City Human Rights Law and the New York Whistleblower Protection Act, and any other equivalent or similar federal, state, or local statute. It is understood that nothing in this general release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to the Executive, any such wrongdoing being expressly denied. Notwithstanding the foregoing, the Claims released above shall not include any Claims that the Executive may have with respect to (i) payment of the Severance Benefits and the Consulting Fee (as defined in the Separation Agreement) or (ii) payment of any other amounts set forth under Section 1 of the Separation Agreement. The Executive represents and warrants that she fully understands the terms of this Release, and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and signs below as her own free act. Except as otherwise provided herein, the Executive understands that as a result of executing this Release, she will not have the right to assert that the Company or any other of the Released Parties unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

7

The Executive represents and warrants that she has not filed, and will not initiate, or cause to be initiated on her behalf, any complaint, charge, claim, or proceeding against any of the Released Parties before any federal, state, or local agency, court, or other body relating to any Claims barred or released in this Release by her, and will not voluntarily participate in such a proceeding. However, nothing in this Release shall preclude or prevent the Executive from filing a claim which challenges the validity of this Release solely with respect to the Executive’s waiver of any Claims arising under the ADEA, nor shall this Release preclude or prevent the Executive from filing a charge of discrimination with the U.S. Equal Employment Opportunity Commission or similar state or local agency. The Executive shall not accept any relief obtained on her behalf by any government agency, private party, class, or otherwise with respect to any Claims covered by this Release.

THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS RELEASE. The Executive may take twenty-one (21) days following the Separation Date (as defined in the Separation Agreement) to consider whether to execute this Release. Upon the Executive’s execution of this Release, the Executive will have seven (7) days after such execution in which she may revoke such execution. In the event of revocation, the Executive must present written notice of such revocation to the office of the Company. If seven (7) days pass without receipt of such notice of revocation, this Release shall become binding and effective on the eighth (8th) day after the execution hereof. Any notice given hereunder shall be made in accordance with Section 12 of the Employment Agreement (as defined in the Separation Agreement).

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/ s / Kara Jenny		11/20/2012
Kara Jenny	Date

8